SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                               SEPTEMBER 12, 2002

                Date of Report (Date of earliest event reported)

                        [GRAPHIC OMITTED] NW NATURAL LOGO

                          NORTHWEST NATURAL GAS COMPANY

             (Exact name of registrant as specified in its charter)





                            Commission File No. 0-994

OREGON                                                  93-0256722
(State or other jurisdiction of                         (I.R.S. Employer
incorporation or organization)                          Identification No.)

                 220 N.W. SECOND AVENUE, PORTLAND, OREGON 97209
               (Address of principal executive offices) (Zip Code)

       Registrant's Telephone Number, including area code: (503) 226-4211




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                           Part II. OTHER INFORMATION

Item 5.     Other Events

Appointment of Chief Executive Officer and Election of Director

Northwest Natural Gas Company's Board of Directors has appointed Mark S. Dodson NW Natural's President and Chief Executive Officer, effective Jan. 1, 2003. The Board also elected Mr. Dodson as a director effective Jan. 1, 2003. Mr. Dodson, 57, has served as NW Natural's President and Chief Operating Officer since May 2001 and, from 1997 until his appointment as President and COO, served as NW Natural's Senior Vice President of Public Affairs and General Counsel.

In July 1997, NW Natural entered into an employment agreement with Mr. Dodson for a term extending until Dec. 31, 2002, with an option for Mr. Dodson to renew the agreement for an additional term through Dec. 31, 2007. NW Natural anticipates that, prior to Jan. 1, 2003, it will enter into a new agreement with Mr. Dodson to reflect his appointment as President and Chief Executive Officer.

Mr. Dodson succeeds Richard G. Reiten who is retiring as Chief Executive Officer effective Dec. 31, 2002. Mr. Reiten was appointed as President and Chief Operating Officer of NW Natural on March 1, 1996 and has served as NW Natural's Chief Executive Officer since Jan. 1, 1997. Mr. Reiten is expected to continue as Chairman of the Board of Directors through February 2005.

Lines of Credit

Effective as of Oct. 1, 2002, NW Natural renewed its committed unsecured lines of credit with four commercial banks totaling $150 million. Half of the credit with each bank, totaling $75 million, is available through Sept. 30, 2003, and the other $75 million is available through Sept. 30, 2004. In addition, NW Natural's wholly-owned subsidiary, NNG Financial Corporation (Financial Corporation), has renewed committed unsecured lines of credit with two commercial banks totaling $20 million through Sept. 30, 2003. Financial Corporation's lines are supported by the guaranty of NW Natural.

Under the terms of these lines of credit, NW Natural and Financial Corporation pay commitment fees but are not required to maintain compensating bank balances. The interest rates on borrowings under these lines of credit are based on current market rates as negotiated.

NW Natural's lines of credit require that credit ratings be maintained in effect at all times and that notice be given of any change in its senior unsecured debt ratings. A change in NW Natural's credit rating is not an event of default, nor is the maintenance of a specific minimum level of credit rating a condition to drawing upon the lines of credit. However, interest rates on any loans


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outstanding under NW Natural's bank lines are tied to credit ratings, which would increase or decrease the cost of bank debt, if any, when ratings are changed. The lines of credit require NW Natural not to exceed a specified ratio (65 percent) of indebtedness to total capitalization, as defined in the credit agreements. Effective Oct. 1, 2002, the lines of credit also require NW Natural to maintain a net worth at least as high as a benchmark net worth equal to a specified percentage (80 percent) of its net worth at Sept. 30, 2002, plus 50 percent of NW Natural's net income for each subsequent fiscal quarter. Failure to comply with either of these covenants would entitle the banks to terminate their lending commitments and to accelerate the maturity of all amounts outstanding. At Sept. 30, 2002, NW Natural was in compliance with the debt to total capital covenant and would have been in compliance with the minimum net worth covenant.

There were no outstanding balances on either the NW Natural or Financial Corporation lines of credit as of Dec. 31, 2001, or Sept. 30, 2002 or 2001.

OPUC Approval Of Settlement In Conservation Tariff Proceeding

On Sept. 12, 2002, the Oregon Public Utility Commission (OPUC) approved a settlement which NW Natural entered into with respect to a conservation tariff filed in 2001. The new regulatory mechanisms implemented under the settlement are intended to help stabilize margin revenues to assure NW Natural of fixed cost recovery and more predictable shareholder earnings in the face of variable consumption patterns.

NW Natural believes that reductions in recent years in its customers' gas consumptions per degree day were caused by the higher cost of purchased gas, which was passed on to customers as rate increases, and to efforts throughout the region to conserve energy. As previously reported, NW Natural estimates that lower average consumptions per degree day prompted by higher gas commodity prices in recent years had reduced margin from residential and commercial sales by $11 million, equivalent to 26 cents a share, in 2001, and by $10 million, equivalent to 24 cents a share, in the first six months of 2002.

The settlement includes an elasticity adjustment which became effective on Oct. 1, 2002 at the same time as NW Natural's annual rate filing to reflect changes in its purchased gas costs for the coming year. The elasticity adjustment is intended to help account for the effect that rate changes have had on customer usage through Oct. 2002 through rate increases applied in permanent rates. Under the elasticity adjustment term of the settlement, NW Natural has applied rate increases of approximately 2.6 cents a therm to residential rates and 1.3 cents a therm to commercial rates effective Oct. 1, 2002. However, because NW Natural's purchased gas cost filing in August 2002 incorporated significantly lower wholesale gas costs for the coming year, the overall effect will be to reduce rates in Oregon by an average of about 14 percent. The OPUC approved NW Natural's purchased gas cost filing on Sept. 26, 2002 to be effective on Oct. 1, 2002.

Under the settlement approved by the OPUC, NW Natural implemented a "partial decoupling" mechanism effective Oct. 1, 2002. Decoupling mechanisms generally


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are used to break the link between a utility's earnings and the energy consumption of its customers, so the utility will not have an incentive to discourage customers' conservation efforts. Margin revenues are increased during periods when customer consumptions are less than a baseline and reduced when consumption is higher than the baseline. Under the "partial decoupling" mechanism approved by the OPUC, a balancing account is established pursuant to which NW Natural will defer and subsequently amortize 90 percent of the margin revenue differentials between baseline usages by its residential and commercial customers and weather-normalized actual usages by these customers. The deferred amounts are treated as revenues to be refunded or collected in a future period. Baseline usages for NW Natural, based on current customer consumption patterns, will be adjusted so as to allow for the added consumptions resulting from NW Natural's additions of new customers. NW Natural will continue to bear the risk of weather-related variations in customer usage. The partial decoupling mechanism will expire at the end of September 2005 unless the OPUC approves an extension based on the results of an independent study of the mechanism's effectiveness.

Also under the settlement, NW Natural agreed to file a general rate case by the end of November 2002, enabling a full review of NW Natural's cost and rate structures, with new rates expected to be implemented in the third or fourth quarter of 2003.

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    NORTHWEST NATURAL GAS COMPANY
                                    (Registrant)


Dated:  October 9, 2002                   /s/ Bruce R. DeBolt
                                    ------------------------------------
                                    Senior Vice President and
                                    Chief Financial Officer


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